NEWS RELEASE

SOUTHWESTERN ENERGY ANNOUNCES FIRST QUARTER

2016 FINANCIAL AND OPERATING RESULTS

Houston, Texas – April 21, 2016...Southwestern Energy Company (NYSE: SWN) today announced its financial and operating results for the quarter ended March 31, 2016 as well as an update to the progress made on the strategic initiatives disclosed in February 2016. First quarter highlights include:

•	Realized net cash (a non-GAAP measure reconciled below) of approximately $147 million, which exceeded capital investments by $25 million;
•

Recorded adjusted net loss attributable to common stock (a non-GAAP measure reconciled below) of $32 million, or $0.08 per diluted share, when excluding a non-cash ceiling test impairment of natural gas and oil properties and certain other items;

•	Exceeded guidance with natural gas and oil production of 237 Bcfe, including 134 Bcfe from the Appalachia Basin and 103 Bcf from the Fayetteville;
•

Identified operating cost reductions of over $40 million annually, with over $15 million realized in the first quarter, as a result of margin enhancement efforts in addition to previously announced cost reductions associated with midstream contracts and workforce reductions; and

•

Protected balance sheet with additional 2016 hedges; approximately 23% of expected gas production between April and October hedged utilizing fixed price swaps and put options with an average floor price of $2.42 per Mcf.

“We began the year by leveraging the momentum built by our operational teams in 2015 and are making good progress executing on our strategic initiatives to position the Company for long-term value creation,” remarked Bill Way, President and Chief Executive Officer of Southwestern Energy. “While adjusting activity levels to align with the commodity prices, we exceeded guidance on production volumes and associated costs by continuing our laser focus on efficiency improvements. The actions we are taking to further strengthen our balance sheet, enhance operating margins and optimize cash flow will continue to provide benefits in the current environment, and will enable us to enhance shareholder value as commodity prices improve.”

First Quarter of 2016 Financial Results

For the first quarter of 2016, Southwestern reported an adjusted net loss attributable to common stock (reconciled below) of $32 million, or $0.08 per diluted share and a net loss attributable to common stock of $1.2 billion, or $3.03 per diluted share.  This compares to adjusted net income attributable to common stock of $84 million, or $0.22 per diluted share, and net income attributable to common stock of $46 million, or $0.12 per diluted share, in the first quarter of 2015.

Net cash (reconciled below) was $147 million for the first quarter of 2016, compared to $493 million for the same period in 2015.  On a GAAP basis, net cash provided by operating activities was $92 million for the first quarter of 2016, compared to $541 million in the first quarter of 2015.

The first quarter of 2015 included the operating results from our gathering system in northeast Pennsylvania and our conventional E&P assets in East Texas and the Arkoma basin which were divested during the second quarter of 2015.

E&P Segment – The operating loss from the Company’s E&P segment was $65 million for the first quarter of 2016 (reconciled below), when excluding the non-cash impairment and restructuring charges, compared to operating income of $78 million for the same period in 2015. The decrease was primarily due to lower realized natural gas prices along with decreases in our realized oil and NGL prices. On a GAAP basis, the operating loss from the Company’s E&P segment was $1.2 billion for the first quarter of 2016, down from operating income of $78 million during the first quarter of 2015 primarily driven by the $1.0 billion non-cash impairment charge.

Net production totaled 237 Bcfe in the first quarter of 2016, up from 233 Bcfe in the first quarter of 2015.  The quarter included 103 Bcf from the Fayetteville Shale, 94 Bcf from Northeast Appalachia and 40 Bcfe from Southwest Appalachia.  This compares to 115 Bcf from the Fayetteville Shale, 83 Bcf from Northeast Appalachia and 30 Bcfe from Southwest Appalachia in the first quarter of 2015.

Including the effect of hedges, Southwestern’s average realized gas price in the first quarter of 2016 was $1.48 per Mcf, down from $2.99 per Mcf in the first quarter of 2015. The Company’s commodity hedging activities increased its average realized gas price by $0.04 per Mcf during the first quarter of 2016, compared to an increase of $0.36 per Mcf during the same period in 2015. As of April 19, 2016, the Company had approximately 107 Bcf of its remaining 2016 forecasted gas production protected at an average price of $2.43 per Mcf. A detailed breakdown of the Company’s 2016 hedges is shown below:

	2016 Gas Hedges
	Q1	Q2	Q3	Q4	Total
Fixed Price Swaps (Bcf)	5	24	25	15	69
Fixed Price Swaps ($/Mcf)	$2.60	$2.47	$2.47	$2.53	$2.49

Put Options (Bcf)	–	26	13	4	43
Put Options ($/Mcf)	$–	$2.35	$2.34	$2.34	$2.35

Total (Bcf)	5	50	38	19	112
Total ($/Mcf)	$2.60	$2.41	$2.42	$2.49	$2.44

Like most producers, the Company typically sells its natural gas at a discount to NYMEX settlement prices. This discount includes a basis differential, third-party transportation charges and fuel charges. Disregarding the impact of hedges, the Company’s average price received for its gas production during the first quarter of 2016 was approximately $0.65 per Mcf lower than average NYMEX settlement prices, compared to approximately $0.35 per Mcf lower than average NYMEX settlement prices during the first quarter of 2015. As of March 31, 2016, we have attempted to mitigate the volatility of basis differentials by protecting basis on approximately 160 Bcf our remaining 2016 expected natural gas production through physical sales arrangements at a basis differential to NYMEX natural gas prices of approximately ($0.19) per Mcf.

Lease operating expenses per unit of production for the Company’s E&P segment were $0.88 per Mcfe in the first quarter of 2016, compared to $0.92 per Mcfe in the first quarter of 2015. The decrease was primarily due to the successful renegotiation of our existing gathering and processing rates for our Southwest Appalachia production.

General and administrative expenses per unit of production were $0.19 per Mcfe in the first quarter of 2016, compared to $0.24 per Mcfe in the first quarter of 2015, down primarily due to a decrease in employee costs. This excludes the restructuring charges associated with the workforce reduction, which were $58 million for the E&P segment in the first quarter of 2016.

Taxes other than income taxes were $0.08 per Mcfe in the first quarter of 2016, compared to $0.12 per Mcfe in the first quarter of 2015. Taxes other than income taxes per Mcfe vary from period to period due to changes in severance and ad valorem taxes that result from the mix of the Company’s production volumes and fluctuations in commodity prices.

The Company’s full cost pool amortization rate decreased to $0.49 per Mcfe in the first quarter of 2016, compared to $1.15 per Mcfe in the first quarter of 2015. The amortization rate is impacted by the timing and amount of reserve additions, the costs associated with those additions, revisions of previous reserve estimates due to both price and well performance, write-downs that result from full cost ceiling tests, proceeds from the sale of properties that reduce the full cost pool and the levels of costs subject to amortization. The Company cannot predict its future full cost pool amortization rate with accuracy due to the variability of each of the factors discussed above, as well as other factors.

Midstream – Adjusted operating income (reconciled below) for the Company’s Midstream segment, comprised of gathering and marketing activities, was $63 million for the first quarter of 2016, excluding the impacts from restructuring charges.  This is down from $88 million for the same period in 2015. The decrease in operating income was largely due to a decrease in volumes gathered resulting from lower production volumes in the Fayetteville Shale and the sale of the Company’s northeast Pennsylvania gathering assets. On a GAAP basis, operating income for its Midstream segment was $60 million for the first quarter of 2016, compared to $88 million for the same period in 2015.

Capital Structure and Investments – At March 31, 2016, the Company had approximately $4.8 billion in net long-term debt, including $1.55 billion of cash temporarily borrowed on its revolving credit facility for the final two days of the quarter. The $1.55 billion was repaid on April 1, 2016. The revolving credit facility remains unsecured with a maturity date of December 2018.  The only financial covenant included in the Company’s revolving credit facility, debt to book capitalization adjusted for ceiling test impairments, was 45% at March 31, 2016.  This is well below the covenant limit of 60% despite the $1.55 billion temporary draw on the revolver at quarter-end to maximize secured debt capacity.

During the first quarter of 2016, Southwestern invested a total of $122 million.  This is down from $518 million in the first quarter of 2015, excluding $653 million associated with the closing the Appalachia transactions that closed in December 2014 and January 2015. The $122 million includes approximately $120 million invested in its E&P business and $2 million invested in its Midstream segment.

E&P Operations Review

During the first quarter of 2016, Southwestern invested approximately $120 million in its E&P business, including $58 million in investment capital and $62 in capitalized interest and expenses. Consistent with guidance, the Company placed 12 wells to sales in the first quarter and expects to put 20 to 30 wells to sales during 2016.

In Northeast Appalachia, the Company completed 6 wells and placed 3 wells on production in the first quarter of 2016.  This activity resulted in net gas production of 94 Bcf, up 13% from 83 Bcf in the first quarter of 2015.  Gross operated production in Northeast Appalachia was approximately 1.2 Bcf per day at March 31, 2016.  The Company expects to place an additional 5 wells on production in the second quarter of 2016 in this operating area.

In Southwest Appalachia, net production of 40 Bcfe in the first quarter of 2016 was 33% higher than the 30 Bcfe of net production in the same period of 2015.  The gross exit production rate in Southwest Appalachia was approximately 670 MMcfe per day at March 31, 2016.  The wells drilled and completed by Southwestern to date continue to deliver impressive well results from this acreage.  One example of this is the Alice Edge pad, which includes 9 producing wells.  This pad is currently producing 85 MMcfe per day after almost 5 months of production.

In the first quarter of 2016, Southwestern’s net gas production from the Fayetteville Shale was 103 Bcf, compared to 115 Bcf in the first quarter of 2015. Gross operated gas production in the Fayetteville Shale was approximately 1.6 Bcf per day at March 31, 2016.  The Company completed 3 wells and placed 9 wells on production in the first quarter of 2016 and expects to place an additional 6 wells on production in the second quarter in this operating area.

Update on 2016 Strategic Initiatives

The Company made progress on each of the strategic initiatives discussed in February 2016.  These initiatives included strengthening the balance sheet, enhancing margins and optimizing its portfolio of premier quality assets.

•

Build on strong liquidity to further strengthen the balance sheet.  Consistent with its previous commitment to capital discipline and adjusting activity to align with commodity prices, the Company generated more net cash in the first quarter of 2016 than it invested in its operations.  An additional step that was taken to enhance liquidity during the first quarter was the election to pay the April 2016 dividends associated with preferred stock in shares of common stock, preserving an additional $27 million of cash for the Company.

The Company also continued its proactive plan to strengthen the balance sheet and address its 2018 debt maturities.  In addition to the steps discussed above to maximize secured and subsidiary debt capacity, progress was also made on potential asset sales as data rooms were opened and remain in process currently.

•

Operate efficiently and enhance margins.  An aggressive pursuit of margin enhancement has been a key focus during the first three months of 2016. These efforts have resulted in identified savings of over $40 million for 2016, above our previous guidance.  A thorough review of operational processes, vendor usage and contract terms identified opportunities that allow the Company to improve on its already differentiating low cost operator status.  One example of these cost savings is associated with water handling costs.  The Company has worked with its vendors to reduce contractual rates for this activity in addition to improving routes to move the water, reducing transportation costs.

While cost savings played a significant role to the margin enhancement effort, improvements were realized on revenues as well.  The Company’s firm transportation and sales portfolio once again provided significant benefits.  For the first quarter of 2016, the firm transportation and sales portfolio added over $30 million in value compared to selling produced volumes into local production area indices.  Despite incurring one of the warmest winters on record, the Company’s full year discount to NYMEX is still expected to be within the guidance range provided.  The flexible portfolio of capacity to sell volumes at various hubs has provided significant benefits to mitigate the impacts of this warmer start to the year.

•

Optimize the portfolio.  During this period of decreased drilling activity, the Company has been intensifying its efforts on identifying opportunities to enhance its base production levels.  This effort resulted in production exceeding expectations in the first quarter of 2016, beating the top end of guidance by 2 Bcfe.  A number of items impacted these results, with the largest contributors being a number of compression and gathering system optimization projects combined with stronger well performance from last year’s wells.

The Company is also working to improve learnings from historical drilling and completion techniques to better understand the optimal methods to use when activity is increased. These learnings will improve our already advantaged ability to restart our development activities once commodity prices improve.  With this additional knowledge, the Company expects to generate even better long-term value for shareholders as well economics are continuously optimized.

Explanation and Reconciliation of Non-GAAP Financial Measures

The Company reports its financial results in accordance with accounting principles generally accepted in the United States of America (“GAAP”). However, management believes certain non-GAAP performance measures may provide financial statement users with additional meaningful comparisons between current results, the results of its peers and of prior periods.

One such non-GAAP financial measure is net cash. Management presents this measure because (i) it is accepted as an indicator of an oil and gas exploration and production company’s ability to internally fund exploration and development activities and to service or incur additional debt, (ii) changes in operating assets and liabilities relate to the timing of cash receipts and disbursements which the Company may not control and (iii) changes in operating assets and liabilities may not relate to the period in which the operating activities occurred.

Additional non-GAAP financial measures the Company may present from time to time are adjusted net income, adjusted diluted earnings per share, adjusted EBITDA and its E&P and Midstream segment operating income, all which exclude certain charges or amounts. Management presents these measures because (i) they are consistent with the manner in which the Company’s performance is measured relative to the performance of its peers, (ii) these measures are more comparable to earnings estimates provided by securities analysts, and (iii) charges or amounts excluded cannot be reasonably estimated and guidance provided by the Company excludes information regarding these types of items. These adjusted amounts are not a measure of financial performance under GAAP.

See the reconciliations throughout this release of GAAP financial measures to non-GAAP financial measures for the three months ended March 31, 2016 and March 31, 2015. Non-GAAP financial measures should not be considered in isolation or as a substitute for the Company's reported results prepared in accordance with GAAP.

	3 Months Ended March 31,
	2016	2015
	(in millions)
Net income (loss) attributable to common stock:
Net income (loss) attributable to common stock	$(1,159)	$46
Add back:
Impairment of natural gas and oil properties (net of taxes)	641
Restructuring costs (net of taxes)	40	–
Transaction costs (net of taxes)	–	27
Loss on certain derivatives (net of taxes)	13	11
Adjustments due to inventory valuation (net of taxes)	2	–
Adjustments due to discrete tax items (1)	431	–
Adjusted net income (loss) attributable to common stock	$(32)	$84

	3 Months Ended March 31,
	2016	2015

Diluted earnings per share:
Diluted earnings per share	$(3.03)	$0.12
Add back:
Impairment of natural gas and oil properties (net of taxes)	1.67	–
Restructuring costs (net of taxes)	0.11	–
Transaction costs (net of taxes)	–	0.07
Loss on certain derivatives (net of taxes)	0.03	0.03
Adjustments due to inventory valuation (net of taxes)	0.01	–
Adjustments due to discrete tax items(1)	1.13	–
Adjusted diluted earnings per share	$(0.08)	$0.22

(1)

2016 primarily relates to the exclusion of certain discrete tax adjustments in the first quarter of 2016 due to an increase to the valuation allowance against the Company’s deferred tax assets.  The Company expects its 2016 income tax rate to be 38.0%.

	3 Months Ended March 31,
	2016	2015
	(in millions)
Cash flow from operating activities:
Net cash provided by operating activities	$92	$541
Add back:
Changes in operating assets and liabilities	33	(48)
Restructuring charges	22	–
Net Cash	$147	$493

	3 Months Ended March 31,
	2016	2015
	(in millions)
E&P segment operating income (loss):
E&P segment operating income (loss)	$(1,160)	$78
Add back:
Impairment of natural gas and oil properties	1,034	–
Restructuring charges	61	–
Adjusted E&P segment operating income (loss)	$(65)	$78

	3 Months Ended March 31,
	2016	2015
	(in millions)
Midstream segment operating income:
Midstream segment operating income	$60	$88
Add back:
Restructuring charges	3	–
Adjusted Midstream segment operating income	$63	$88

Southwestern management will host a teleconference call on Friday, April 22, 2016 at 10:00 a.m. Eastern to discuss its first quarter 2016 results. The toll-free number to call is 877-407-8035 and the international dial-in number is 201-689-8035. The teleconference can also be heard “live” on the Internet at http://www.swn.com.

Southwestern Energy Company is an independent energy company whose wholly owned subsidiaries are engaged in natural gas and oil exploration, development and production, natural gas gathering and marketing. Additional information on the Company can be found on the Internet at http://www.swn.com.

Contact:

Michael Hancock

Director, Investor Relations

(832) 796-7367

michael_hancock@swn.com

This news release contains forward-looking statements. Forward-looking statements relate to future events and anticipated results of operations, business strategies, and other aspects of our operations or operating results. In many cases you can identify forward-looking statements by terminology such as “anticipate,” “intend,” “plan,” “project,” “estimate,” “continue,” “potential,” “should,” “could,” “may,” “will,” “objective,” “guidance,” “outlook,” “effort,” “expect,” “believe,” “predict,” “budget,” “projection,” “goal,” “forecast,” “target” or similar words. Statements may be forward looking even in the absence of these particular words. Where, in any forward-looking statement, the Company expresses an expectation or belief as to future results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, there can be no assurance that such expectation or belief will result or be achieved. The actual results of operations can and will be affected by a variety of risks and other matters including, but not limited to, changes in commodity prices; changes in expected levels of natural gas and oil reserves or production; operating hazards, drilling risks, unsuccessful exploratory activities; limited access to capital or significantly higher cost of capital related to illiquidity or uncertainty in the domestic or international financial markets; international monetary conditions; unexpected cost increases; potential liability for remedial actions under existing or future environmental regulations; potential liability resulting from pending or future litigation; and general domestic and international economic and political conditions; as well as changes in tax, environmental and other laws applicable to our business. Other factors that could cause actual results to differ materially from those described in the forward-looking statements include other economic, business, competitive and/or regulatory factors affecting our business generally as set forth in our filings with the Securities and Exchange Commission. Unless legally required, Southwestern Energy Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

###

OPERATING STATISTICS (Unaudited)	Page 1 of 5
Southwestern Energy Company and Subsidiaries

For the three months ended
March 31,
2016		2015
Exploration & Production
Production
Gas production (Bcf)	213	219
Oil production (MBbls)	607	545
NGL production (MBbls)	3,376	1,766
Total production (Bcfe)	237	233
Commodity Prices
Average realized gas price per Mcf, including hedges	$1.48	$2.99
Average realized gas price per Mcf, excluding hedges	$1.44	$2.63
Average oil price per Bbl	$18.65	$30.90
Average NGL price per Bbl	$4.98	$10.35
Summary of Derivative Activity in the Statement of Operations
Settled commodity amounts included in "Operating Revenues" (in millions)	$–	$42
Settled commodity amounts included in "Gain (Loss) on Derivatives" (in millions)	$8	$36
Unsettled commodity amounts included in "Gain (Loss) on Derivatives" (in millions)	$(18)	$(18)
Average unit costs per Mcfe
Lease operating expenses	$0.88	$0.92
General and administrative expenses (1)	$0.19	$0.24
Taxes, other than income taxes (2)	$0.08	$0.12
Full cost pool amortization	$0.49	$1.15
Midstream
Volumes marketed (Bcfe)	279	260
Volumes gathered (Bcf)	165	233

(1)	Excludes $58 million of restructuring charges in 2016.

(2)	Excludes $3 million of restructuring charges in 2016.

STATEMENTS OF OPERATIONS (Unaudited)	Page 2 of 5
Southwestern Energy Company and Subsidiaries

	For the three months ended
	March 31,
	2016	2015
	(in millions, except share/per share amounts)
Operating Revenues
Gas sales	$315	$625
Oil sales	11	17
NGL sales	17	18
Marketing	198	225
Gas gathering	38	48
	579	933
Operating Costs and Expenses
Marketing purchases	196	222
Operating expenses	165	155
General and administrative expenses	54	68
Restructuring charges	64	–
Depreciation, depletion and amortization	143	293
Impairment of natural gas and oil properties	1,034	–
Taxes, other than income taxes	23	30
	1,679	768
Operating Income (Loss)	(1,100)	165
Interest Expense
Interest on debt	53	50
Other interest charges	2	49
Interest capitalized	(41)	(48)
	14	51

Other Loss, Net	(3)	(1)
Gain (Loss) on Derivatives	(14)	14
Income (Loss) Before Income Taxes	(1,131)	127
Provision for Income Taxes
Deferred	1	49

Net Income (Loss)	(1,132)	78
Mandatory convertible preferred stock dividend	27	25
Participating securities - mandatory convertible preferred stock	–	7
Net Income (Loss) Attributable to Common Stock	$(1,159)	$46

Earnings (Loss) Per Common Share
Basic	$(3.03)	$0.12
Diluted	$(3.03)	$0.12
Weighted Average Common Shares Outstanding
Basic	382,870,847	375,444,030
Diluted	382,870,847	375,578,054

BALANCE SHEETS (Unaudited)	Page 3 of 5
Southwestern Energy Company and Subsidiaries

	March 31, 2016	December 31, 2015
	(in millions)
ASSETS
Current assets	$1,884	$393
Property and equipment	24,493	24,364
Less: Accumulated depreciation, depletion and amortization	(18,002)	(16,821)
Total property and equipment, net	6,491	7,543
Other long-term assets	143	150
Total assets	8,518	8,086

LIABILITIES AND EQUITY
Current liabilities	478	707
Long-term debt	6,442	4,704
Deferred income taxes	2	–
Other long-term liabilities	448	393
Total liabilities	7,370	5,804
Equity:
Common stock, $0.01 par value; 1,250,000,000 shares authorized; issued 389,673,678 shares as of March 31, 2016 (does not include 3,024,737 shares declared as a stock dividend on March 16, 2016 and issued on April 15, 2016) and 390,138,549 as of December 31, 2015	4	4
Preferred stock, $0.01 par value,10,000,000 shares authorized, 6.25% Series B Mandatory Convertible, $1,000 per share liquidation preference, 1,725,000 shares issued and outstanding as of March 31, 2016 and December 31, 2015, conversion in January 2018	–	–
Additional paid-in capital	3,403	3,409
Accumulated deficit	(2,214)	(1,082)
Accumulated other comprehensive loss	(44)	(48)
Common stock in treasury; 31,269 shares as of March 31, 2016 and 47,149 as of December 31, 2015, respectively	(1)	(1)
Total equity	1,148	2,282
Total liabilities and equity	$8,518	$8,086

STATEMENTS OF CASH FLOWS (Unaudited)	Page 4 of 5
Southwestern Energy Company and Subsidiaries
	For the three months ended
	March 31,
	2016	2015
	(in millions)
Cash Flows From Operating Activities
Net income (loss)	$(1,132)	$78
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	143	293
Impairment of natural gas and oil properties	1,034	–
Amortization of debt issuance costs	2	46
Deferred income taxes	1	49
Loss on derivatives, net of settlement	21	21
Stock-based compensation	9	6
Restructuring charges	42	–
Other	5	–
Change in assets and liabilities	(33)	48
Net cash provided by operating activities	92	541

Cash Flows From Investing Activities
Capital investments	(196)	(508)
Acquisitions	–	(591)
Proceeds from sale of property and equipment	–	1
Other	–	3
Net cash used in investing activities	(196)	(1,095)

Cash Flows From Financing Activities
Payments on short-term debt	–	(4,500)
Payments on revolving credit facility	(864)	(830)
Borrowings under revolving credit facility	2,600	1,330
Payments on commercial paper	(242)	–
Borrowings under commercial paper	242	–
Change in bank drafts outstanding	(19)	(7)
Proceeds from issuance of long-term debt	–	2,200
Debt issuance costs	–	(17)
Proceeds from issuance of common stock	–	669
Proceeds from issuance of mandatory convertible preferred stock	–	1,673
Preferred stock dividend	(27)	–
Other	(4)	–
Net cash provided by financing activities	1,686	518

Increase (decrease) in cash and cash equivalents	1,582	(36)
Cash and cash equivalents at beginning of year	15	53
Cash and cash equivalents at end of period	$1,597	$17

SEGMENT INFORMATION (Unaudited)						Page 5 of 5
Southwestern Energy Company and Subsidiaries	Exploration
	and		Midstream
	Production		Services		Other	Eliminations	Total
	(in millions)
Three months ended March 31, 2016
Revenues	$336		$621		$–	$(378)	$579
Marketing purchases	–		503		–	(307)	196
Operating expenses	209		27		–	(71)	165
General and administrative expenses	45		9		–	–	54
Restructuring charges	61		3		–	–	64
Depreciation, depletion and amortization	127		16		–	–	143
Impairment of natural gas and oil properties	1,034		–		–	–	1,034
Taxes, other than income taxes	20		3		–	–	23
Operating income (loss)	(1,160)	(1)	60	(2)	–	–	(1,100)
Capital investments(3)	120		2		–	–	122

Three months ended March 31, 2015
Revenues	$655		$938		$1	$(661)	$933
Marketing purchases	–		786		–	(564)	222
Operating expenses	216		36		–	(97)	155
General and administrative expenses	56		11		1	–	68
Depreciation, depletion and amortization	278		15		–	–	293
Taxes, other than income taxes	27		2		1	–	30
Operating income (loss)	78		88		(1)	–	165
Capital investments(3)	1,030		138		3	–	1,171

(1)	Operating income (loss) for the E&P segment includes $61 million related to restructuring charges.

(2)	Operating income (loss) for the Midstream segment includes $3 million related to restructuring charges.

(3)

Capital investments includes a $78 million decrease and an immaterial increase for the three months ended March 31, 2016 and 2015, respectively, relating to the change in accrued expenditures between periods.  E&P capital for the three months ended March 31, 2015 includes approximately $534 million related to the WPX Property and Statoil Property Acquisitions. Midstream capital for the three months ended March 31, 2015 includes approximately $119 million of firm transport associated with the WPX Property Acquisition.